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                                                                  EXHIBIT 99.11

                 FIRST AMENDMENT TO MOTORVAC TECHNOLOGIES, INC.
                         1994 STOCK INCENTIVE AWARD PLAN

        THIS FIRST AMENDMENT TO MOTORVAC TECHNOLOGIES, INC. 1994 STOCK INCENTIVE AWARD PLAN (the "First Amendment") is hereby adopted by Motorvac Technologies, Inc., a Delaware corporation (the "Company"), effective as of August 15, 1994.

                                 R E C I T A L S

        A. The Motorvac Technologies, Inc. 1994 Stock Incentive Award Plan (the "Plan") was adopted by the Board of Directors of the Company (the "Board") and approved by the written consent of the stockholders of the Company in February 1994.

        B. Article XIII of the Plan provides that the Board may amend the Plan at any time, subject to the approval of the stockholders of the Company in certain circumstances, none of which apply to the amendments being effected hereby.

        C. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Plan in order to (i) provide that Incentive Awards (as defined in the Plan) shall become exercisable in full upon the occurrence of a Terminating Transaction (as defined in the Plan) and (ii) conform the provisions of the Plan to the recently adopted amendments to Rule 16b-3 ("Rule 16b-3"), promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

                                    AMENDMENT

1.      CAPITALIZED TERMS.

        Capitalized terms used herein without definition shall have the same meanings given to such terms in the Plan.

2.      AMENDMENTS.

        The Plan is hereby amended as follows:

        (a) The definition of "Disinterested Person" in Article II of the Plan is hereby deleted and is replaced with the following definition: "NON-EMPLOYEE DIRECTOR. The term "Non-Employee Director" shall mean a Non-Employee Director as that term is defined in Rule 16b-3." Each reference to the term "Disinterested Person" in the Plan shall hereafter be amended to refer to a "Non-Employee Director."

        (b) The definition of "Eligible Person" in Article II of the Plan is hereby amended and restated to read in its entirety as follows: "ELIGIBLE PERSON. The term


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"Eligible Person" shall mean any employee, consultant, officer or director of any Participating Company, including officers who are directors."

        (c) Section 6.03(a) of the Plan is hereby amended to read in its entirety as follows: "(a) VESTING. The Board (or the Committee, if applicable) shall determine when a Right shall vest or become exercisable, provided that from and after such time as the Common Stock is registered under the Exchange Act and, to the extent necessary to comply with the provisions of Rule 16b-3, no Right granted under this Plan shall be exercisable until six months and one day after the Right Grant Date."

        (d) Section 6.03(b) is hereby amended and restated to read in its entirety as follows: "(b) RULE 16b-3 LIMITATIONS. The Board (or the Committee, if applicable) may, at the time a Right is granted, impose such conditions on the exercise of a Right as may be required to comply with Rule 16b-3 (or any successor provision) to the extent such provision is applicable."

        (e) Section 7.01(c) is hereby amended so that the second sentence of such section is deleted in its entirety.

        (f) Section 7.01(e) is hereby deleted in its entirety.

        (g) Section 8.01(c) is hereby amended so that the second sentence of such section is deleted in its entirety:

        (h) Section 8.01(f) is hereby deleted in its entirety.

        (i) Article IX(b)(v) is hereby deleted in its entirety and the phrase "(other than those imposed under subparagraph(b)(v))" in Article IX(c) is hereby deleted.

        (j) Article X is hereby amended so that the last sentence of such article is deleted in its entirety.

        (k) Article XI is hereby amended so that the last sentence of such article is deleted in its entirety.

        (l) Section 14.01(b) is hereby amended to read in its entirety as follows: "The Right Termination Date or Option Termination Date, as applicable."

        (m) Section 14.06 is hereby amended and restated in its entirety to read as follows:

        "14.06 INCENTIVE STOCK OPTIONS NOT TRANSFERABLE. Incentive Stock Options granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, transferred by gift or otherwise transferred or alienated in any manner, either voluntarily or involuntarily, or by operation of law, other than by will or the laws of


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descent and distribution, and may be exercised during the lifetime of a
Participant only by such Participant. Upon any attempt to transfer Incentive Stock Options other than by will or the laws of descent and distribution, or to assign, pledge, hypothecate or otherwise dispose of Incentive Stock Options, or upon the levy of any execution, attachment or similar process thereon, such Incentive Stock Options shall become null and void and any subsequent attempted exercise of the Incentive Stock Options shall be ineffective against the Company. Any other Incentive Award (other than an Incentive Stock Option or a Right granted in tandem with an Incentive Stock Option ) may be assigned in whole or in part in accordance with the terms of the applicable Option Agreement. The terms of the Incentive Awards shall be binding upon the executors, administrators, heirs, devisees, legatees, legal representatives, successors and assigns of the Participants."

        (n) Section 14.09 is hereby amended and restated in its entirety to read as follows:

        "14.09 ACCELERATION UPON A TERMINATING TRANSACTION. Upon the occurrence of a Terminating Transaction and for a period of ten (10) days thereafter, Participants holding outstanding Incentive Awards shall have the right to exercise his or her Incentive Awards to the full extent not theretofore exercised, including any Incentive Awards which have not yet become Vested Incentive Awards (subject, however, to the provisions of Sections 6.03(a) and 8.01(d) above). For purposes of determining the cash payment pursuant to Section 6.04(a) hereof upon an exercise of a Right: the Fair Market Value of a share of Common Stock on the Exercise Date shall equal the highest reported sales price of a share of Common Stock within the sixty (60) day period immediately preceding the date of the Terminating Transaction, as reported on any securities exchange or quotation reporting system upon which the shares of Common Stock are traded or included."

3.      MISCELLANEOUS.

        Except to the extent set forth herein, the Plan shall remain unchanged and in full force and effect. This First Amendment shall be governed by and construed in accordance with the laws of the State of California and may only be amended by a written instrument executed on behalf of the Company. In the event of any inconsistency between the terms of this First Amendment and the terms of the Plan, the terms of this First Amendment shall control.

        I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of the Company on August 15, 1996.

        Executed as of this 15th day of August, 1996.


                                            -----------------------------------
                                            Allan T. Maguire, Secretary

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